Exhibit 10.23

PATENT LICENSE AGREEMENT

by and among

CD INTELLECTUAL PROPERTY HOLDINGS, LLC

AND

TRILEGIANT LOYALTY SOLUTIONS, INC.

Dated as of October 17, 2005

i

PATENT LICENSE AGREEMENT (this “Agreement”), dated as of October 17, 2005, and effective if and as of the Closing (as defined in the Purchase Agreement (as defined below)) Date, by and among CD Intellectual Property Holdings, LLC, a Delaware corporation (“Licensee”), on the one hand, and Trilegiant Loyalty Solutions, Inc., a Delaware corporation (“TLS’) and Buyer (as defined below) (as guarantor of TLS’s obligations under this Agreement), on the other hand. Each of Licensee and TLS is sometimes referred to herein as a “Party” and, collectively, as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in Section 6.18 hereof.

W I T N E S S E T H:

WHEREAS, Cendant Corporation, a Delaware corporation (“Seller”), is the indirect owner of all of the membership interests of TLS (“Membership Interests”) immediately prior to the date hereof; and

WHEREAS, Buyer desires to purchase, and Seller desires to cause the sale to Affinion Group Holdings, Inc. (“Buyer”) of, the Membership Interests pursuant to the Purchase Agreement, dated as of July 26, 2005, between Seller and Buyer (the “Purchase Agreement”); and

WHEREAS, TLS owns certain Patents; and

WHEREAS, in connection with, and as a condition to entering into, the Purchase Agreement, Seller requires that Licensee be granted the right to continue using, and TLS is willing to license, certain Patents owned by TLS.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

PATENT LICENSES

Section 1.1. Non-Exclusive License. (a) TLS hereby grants to Licensee a non-exclusive (except as set forth in Section 1.2), fully paid up, royalty-free (except as set forth in Section 2.1 with respect to the exclusive license under Section 1.2(a)), irrevocable, worldwide, non-sublicensable (except as set forth in Section 1.3) license during the Term to:

(i) the Netcentives Patents (x) in the Field and (y) subject to the non-competition provisions of Section 4.16 of the Purchase Agreement, in the Travel and Real Estate Field, and

(ii) the Other Licensed Patents in Licensee’s Business.

(b) Licenses granted in Section 1.1 (a) (the “Non-Exclusive License”) include the right to make, use, sell, offer to sell and import all products and devices, and to practice all methods, as well as to otherwise exploit any and all other rights under the Licensed Patents in any jurisdiction, in the case of the Netcentives Patents in the Netcentives Field, and in the case of the Other Licensed Patents in connection with Licensee’s Business. Such rights may be exercised through any and all means, now known or hereafter created or discovered.

Section 1.2. Exclusive Rights and License.

(a) TLS hereby grants to Licensee an exclusive (even as to TLS, except as set forth in Section 1.2(b)), irrevocable, worldwide, right and license to sue for all past, present and future infringement of, or otherwise enforce or assert, the Netcentives Patents against Third Parties in the Field (the “Exclusive Rights”).

(b) Subject to Section 1.2(a), TLS non-exclusively may license or provide other rights under the Netcentives Patents in the Field only (i) to and in connection with customers of TLS to whom TLS directly provides loyalty programs (and without further right to sublicense by such customers), and provided further, that such loyalty programs are managed and operated by TLS, (ii) to outsourcers, applications development and maintenance providers and other contractors (“Contractors”) providing products or services for any of the foregoing in (i), but only for purposes of such persons to provide such products or services, and (iii) to Subsidiaries of Buyer, including the right for such Subsidiaries to sublicense to (x) customers to whom such Subsidiaries directly provide loyalty programs (and without further right to sublicense by such customers) and (y) Contractors solely to the extent necessary for such Contractors to provide products or services for any of the foregoing customers related to the loyalty programs provided by such Subsidiaries, and (iv) to Maritz, Inc. (“Maritz”) in connection with resolving Trilegiant Loyalty Solutions. Inc. vs. Maritz, Inc., United States District Court for the District of Delaware, Civil Action No. 04-360-JJF, or any appeals, rehearings or other actions between such parties related thereto, provided that such license grant must be limited to and be no greater than TLS’s rights in the Netcentives Patents, which TLS’s rights, for the avoidance of doubt, are subject to Seller’s rights to the Netcentives Patents as set forth in this Agreement. For the avoidance of doubt, except as set forth in this Section 1.2(b), TLS has no right to grant any licenses under the Netcentives Patents in the Field.

Section 1.3. Permitted Sublicensees. Licensee may sublicense under the Netcentives Patents (i) within the Field without restriction, (ii) within the Travel and Real Estate Field to (1) its Affiliates, and (2) to outsourcers, applications development and maintenance providers and other contractors providing products or services for Licensee or for any of the foregoing in (1), but only for purposes of providing such products or services. Licensee may sublicense its rights under the Other Licensed Patents to (a) its Affiliates, (b) Persons in which it or any of its Affiliates has a material investment but not control, and joint venture, co-branding and other bona fide (i.e. where a principal purpose of the business relationship is not the entering into of such sublicense) business partners of such Persons or Licensee; and (c) outsourcers, applications development and maintenance providers and other contractors providing products or services for Licensee or for any of the foregoing in (a) or (b), but only for purposes of such persons to provide such products or services.

Section 1.4. Bankruptcy Considerations. Notwithstanding any other provision of this Agreement to the contrary, in the event TLS becomes subject to any bankruptcy or similar proceedings: (i) all of the license rights granted under this Agreement to Licensee, including those set forth in Sections 1.1, 1.2 and 1.3 shall be deemed fully retained by and vested in Licensee as protected intellectual property rights under Section 365(n) of the United States Bankruptcy Code (and similar laws in other jurisdictions) (“Section 365(n)”); and (ii) Licensee shall have all of the rights afforded to non-debtor licensees under Section 365(n). In the event of commencement of bankruptcy proceedings by or against Licensee, Licensee or its trustee in bankruptcy, as applicable, shall be entitled to assume the licenses granted under or pursuant to this Agreement and shall be entitled to retain all such rights hereunder.

ARTICLE II

ROYALTY

Section 2.1. Royalty. In consideration for the Exclusive Rights under the Netcentives Patents granted in Section 1.2(a), Seller shall pay to TLS a total royalty in the amount of $11,250,000 in accordance with the following schedule: $2,250,000 on each of November 15, 2005, and February 15, May 15, August 15, and November 15, 2006.

ARTICLE III

INTELLECTUAL PROPERTY PROTECTION

Section 3.1. Patent Prosecution.

(a) TLS shall maintain and prosecute the Licensed Patents at its sole cost and expense. In the event that TLS desires to cease prosecution of, or cease paying maintenance fees for, or otherwise not maintain any Licensed Patent, TLS shall provide reasonable prior written notice to Licensee of such intention to abandon (which notice shall, in any event, be given no later than forty-five (45) days prior to the next deadline for any action that may be taken with respect to such Licensed Patent with the applicable patent office), and Licensee shall have the right, but not the obligation, to have assigned to it such Licensed Patent to file and/or maintain such patent or application in its own name or the name of any of its Affiliates (subject to a non-exclusive license grantback to TLS to practice in TLS’s and its permitted sublicensees’ current businesses as of the date of the assignment however such businesses may evolve (subject to, with respect to any Netcentives Patents. Licensee’s exclusive rights under Section 1.2(a)). In such event, upon written notice from Licensee to TLS, TLS shall, and hereby does, perpetually and irrevocably assign all right, title and interest throughout the world in and to such Licensed Patent to Licensee, including the right to sue, counterclaim, and recover for past, present, and future infringement of such Licensed Patent. TLS further agrees to execute all other documents and take all further action reasonably requested by Licensee for Licensee to secure and perfect its rights therein.

(b) Each Party will notify the other within thirty (30) days of receipt by such Party of material information concerning the request for, or filing or declaration of, any interference, opposition, reexamination or other prosecution-related proceeding relating to the Netcentives Patents in any jurisdiction. The Parties will thereafter fully consult and reasonably cooperate with each other to determine a course of action with respect to any such prosecution-related proceeding. Decisions on whether to initiate or how to respond to such a proceeding, as applicable, and the course of action in such proceeding, including settlement and compromise negotiations and terms, will be made by the Party then controlling the prosecution and maintenance of such Patent in accordance with Section 3.1(a), except that TLS shall not accept any settlements or other compromises in a prosecution-related proceeding (including any interference, opposition or reexamination) involving the Netcentives Patents which narrows the scope of the claims with respect to the Field without the prior written consent of the Licensee, such consent not to be unreasonably withheld, delayed or conditioned.

Section 3.2. Enforcement of Other Licensed Patents. Without limitation to Sections 3.1 and 3.3, TLS shall have the sole right to (i) initiate, defend, and control, at their own expense, all assertions, actions, suits and proceedings with respect to infringement or other violation of the Other Licensed Patents, and (ii) defend, and control, at their own expense, all assertions, actions, suits and proceedings by Third Parties that assert the invalidity or unenforceability of any of the Other Licensed Patents. TLS shall be entitled to keep all proceeds arising from any such assertions, actions, suits and proceedings brought by them and any settlements or compromises thereof. Without limitation to Section 3.1 and 3.3, TLS shall notify and keep Licensee reasonably informed of any such assertions, actions, suits or proceedings, and any settlements or compromises thereof.

Section 3.3. Enforcement of Netcentives Patents Under Exclusive Rights.

(a) TLS and Licensee shall promptly notify each other, and provide to the other all material information in their possession (subject to confidentiality obligations to Third Parties) regarding any actual or suspected infringement or other violation of the Netcentives Patents of which such Party becomes aware.

(b) Licensee shall have the exclusive right, but not the obligation, to initiate, defend, and control, at its own expense, all assertions, actions, suits and proceedings with respect to infringement or other violation of the Netcentives Patents by Third Parties in the Field. TLS shall have the exclusive right, but not the obligation, to initiate, defend, and control, at its own expense, all assertions, actions, suits and proceedings with respect to infringement or other violation of the Netcentives Patents that is solely outside of the Exclusive Field. The Parties shall cooperate, each at its own expense, with respect to defending against any assertions, actions, suits and proceedings by Third Parties that assert the invalidity or unenforceability of any Netcentives Patents.

(c) The Parties shall reasonably consult with each other prior to bringing, and during the course of, any assertion, action, suit or proceeding permitted under this Agreement regarding any Netcentives Patent. Each of the Parties will provide reasonable assistance to the other Party (as controlling Party) in connection with any assertion, action, suit or proceeding relating to the Netcentives Patents, and if required by law in order for such action, suit or proceeding to be initiated or maintained, will join in the suit or proceeding, at the controlling Party’s expense for reasonable out-of-pocket costs and expenses except as otherwise set forth herein. Where the non-controlling Party is not required by law to join such suit or proceeding (or where the non-controlling Party desires to participate beyond what is required to join and maintain the suit or proceeding), the non-controlling Party shall have the right at its election to participate in and join in any assertion, action, suit or proceeding relating to any of the Netcentives Patents using counsel of its choice at its own cost and expense. The controlling Party shall not have a right to negotiate a settlement or compromise with any Third Parties in connection with any assertion, suit or proceeding contemplated by this Article III, if and to the extent the other Party’s rights would be materially adversely affected by such settlement or compromise, or if such settlement or compromise would require the payment of any amounts by the other Party or would include any admission of guilt by the other Party.

(d) Neither Party shall have any claim of any kind against the Party controlling the prosecution, assertion, action, suit or proceeding contemplated under this Article III based on or arising out of the controlling Party’s strategy, tactics and decisions concerning any such prosecution, assertion, action, suit, proceeding, settlement, or compromise (unless due to gross negligence or willful misconduct of the controlling Party), and each of the Parties hereby perpetually and irrevocably releases the controlling Party from any such claims.

ARTICLE IV

TERM AND TERMINATION

Term

This Agreement is effective on and the “Term” shall commence on the Closing Date and the Agreement and Term shall continue in effect (a) with respect to the Other Licensed Patents for the life of such Other Licensed Patents and (b) with respect to the Netcentives Patents until December 31, 2006 (the “Netcentives Term”).

Section 4.1. Termination. The licenses granted hereunder are irrevocable and may not be terminated prior to the expiration of the Term, except by mutual written agreement of the Parties. Each Party shall be entitled to equitable relief as contemplated by Section 6.7 (Equitable Relief), and other customary relief, subject to any disclaimers and limitations set forth herein.

Section 4.2. Survival. Section 6.17 and Articles V and VI shall survive any expiration or termination of this Agreement.

ARTICLE V

DISCLAIMER AND LIMITATION OF LIABILITY

Section 5.1. DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. EACH OF THE PARTIES HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING REGARDING ANY OF THE PATENTS LICENSED HEREUNDER. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LICENSEE ACKNOWLEDGES THAT THE LICENSES GRANTED IN THIS AGREEMENT, AND THE PATENTS LICENSED HEREUNDER ARE PROVIDED “AS IS” AND LICENSEE ASSUMES ALL RISKS IN CONNECTION WITH ITS EXERCISE OF ANY RIGHTS UNDER

THE LICENSED PATENTS. NOTHING IN THIS AGREEMENT IS INTENDED TO LIMIT ANY RIGHTS OR REMEDIES OF EITHER PARTY UNDER THE PURCHASE AGREEMENT OR THE OTHER RELATED AGREEMENTS.

Section 5.2. Limitation of Consequential Damages. NO PARTY SHALL UNDER ANY CIRCUMSTANCES BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS OR REVENUE) RESULTING OR ARISING FROM THIS AGREEMENT. THIS LIMITATION APPLIES REGARDLESS OF WHETHER SUCH DAMAGES OR OTHER RELIEF ARE SOUGHT BASED ON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT, OR ANY OTHER LEGAL OR EQUITABLE THEORY.

ARTICLE VI

MISCELLANEOUS

Section 6.1. Assignment.

(a) Licensee may not assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of Buyer; provided, however, that (i) Licensee may assign any or all of the foregoing (1) to one or more of its Affiliates or (2) in connection with a sale, transfer or other disposition of all or any part of its business or assets; (ii) Licensee may grant sublicenses under any or all of the foregoing (including grants of sublicense and assignment rights that are coextensive with the rights granted to Licensee hereunder) to any Affiliates of which Licensee or any Affiliate divests itself after the Closing Date; and (iii) Licensee and its Affiliates may retain licenses under any or all of the foregoing (including retention of sublicense and assignment rights that are coextensive with the rights granted to Licensee hereunder) in connection with any assignment or transfer of this Agreement or any of the rights, interests or obligations hereunder; provided, that in each case, each assignee or sublicensee, as applicable, agrees in writing to be subject to the terms and conditions of this Agreement.

(b) TLS may freely assign, transfer or grant any of the Licensed patents; provided, that the assignee of such Licensed Patents agrees in writing to be subject to the terms and conditions of this Agreement, including all rights and obligations with respect to prosecution and enforcement rights of the Netcentives Patents as set forth herein.

(c) Any assignment or transfer in violation of the foregoing in this Section 6.1 shall be void. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 6.2. Relationship of the Parties. Nothing in this Agreement shall be deemed to render any Party an agent of any other Party and or grant any Party any authority to bind any other Party, transact any business in the other Party’s name or on its behalf, or make any promises or representations on behalf of the other Party. Each Party will perform all of its respective obligations under this Agreement as an independent contractor, and no joint venture, partnership or other relationship shall be created or implied by this Agreement.

Section 6.3. Governing Law and Submission to Jurisdiction. This Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of New York, without giving effect (to the fullest extent provided by law) to any choice or conflict of law provision or rule thereof which might result in the application of the laws of any other jurisdiction. Subject to Section 6.7, each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America in each case located in the County of New York for any litigation arising out of or relating to this Agreement (and agrees not to commence any litigation relating thereto except in such courts) and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 6.5 (or to such other address for notice that such Party has given the other Parties written notice of in accordance with Section 6.5) shall be effective service of process for any litigation brought against it in any such court. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement in the courts of the State of New York or of the United States of America in each case located in the County of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

Section 6.4. Entire Agreement. This Agreement, including Exhibits A, B and C to this Agreement, as such Exhibits may be amended from time to time, constitutes the entire agreement among the Parties relating to the Licensed Patents, and there are no further agreements or understandings, written or oral, among the Parties with respect thereto.

Section 6.5. Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, by facsimile (that is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Licensee:

CD Intellectual Property Holdings, LLC

1 Sylvan Way

Parsippany, NJ 07054

Facsimile: 973.496.4624

Attention: Andrew Hollander, Senior Counsel

With a copy to:

Cendant Corporation

9 West 57th Street

New York, New York 10021

Facsimile: (212) 413-1922

Attn: Eric J. Bock,

         Executive Vice President Law and Corporate Secretary

If to TLS:

Trilegiant Loyalty Solutions, Inc.

7814 Carousel Lane

Richmond, VA 23294

Facsimile: 804-217-6420

Attention: Legal Department

With a copy to:

Affinion Group Holdings, Inc.

100 Connecticut Avenue

Norwalk, Connecticut 06850

Facsimile: 203-956-1206

Attention: Todd Siegel

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m., New York City time, and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 6.6. Negotiation. In the event of any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof, or the transactions contemplated hereby (a “Dispute”), upon the written notice of any Party hereto, the Parties shall attempt in good faith to negotiate a resolution of the Dispute for a period of 20 days after the receipt of such notice.

Section 6.7. Equitable Relief. The Parties hereby expressly recognize and acknowledge that irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any Party, an aggrieved Party under this Agreement shall be entitled to immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy or the necessity of posting a bond or other security. Such remedies, and any and all other remedies provided for in this Agreement, shall be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any Party may otherwise have.

Section 6.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to a Party. Upon such determination that any term or other provisions are invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

Section 6.9. Interpretation.

(a) When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 6.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the Parties hereto notwithstanding the fact that all Parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile signatures shall be deemed originals, and the Parties agree to exchange original signatures as promptly as possible.

Section 6.11. Further Cooperation. Each Party agrees to cooperate with the others, at any other Party’s request, to execute any and all documents or instruments, or to obtain any consents, in order to assign, transfer, perfect, record, maintain, enforce or otherwise carry out the intent of the terms of this Agreement.

Section 6.12. Amendment and Waiver. This Agreement (including the Exhibits hereto) may not be amended or modified except by a writing signed by an authorized signatory of each Party. No waiver by any Party or any breach or default hereunder shall be deemed to be a waiver of any preceding or subsequent breach or default.

Section 6.13. Duly Authorized Signatories. Each Party represents and warrants that its signatory whose signature appears below has been and is on the date of this Agreement duly authorized by all necessary corporate or other appropriate action to execute this Agreement.

Section 6.14. Waiver of Trial By Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

Section 6.15. Descriptive Headings. The descriptive headings of the several articles and sections of this Agreement are inserted for reference only and shall not limit or otherwise affect the meaning hereof.

Section 6.16. No Third Party Beneficiaries. Nothing in this Agreement shall convey any rights upon any Person or entity, which is not a Party or a permitted assignee of a Party to this Agreement. For the avoidance of doubt, “Affiliate” includes, with respect to any Person, any other Person that becomes an Affiliate of such Person after the Closing Date.

Section 6.17. Litigation Cooperation. The parties recognize that certain documents and other materials and evidence, including witness testimony, with potential relevance to pending or future litigation may be or will be in the possession, custody, or control of TLS. The parties further desire to maintain any privileges that apply to communications between them, and their common interests with regard to pending and future litigation, and to avoid any suggestions of waiver of the confidentiality of privileged communications, memoranda, and documents. Therefore, during pending or future litigation, TLS shall cooperate fully with Seller through any and all reasonable means. Such cooperation shall include, but not be limited to, providing documentation, witness testimony, mental impressions, fact investigation, timely compliance with litigation deadlines, and attorney files to the extent they bear on any claims or defenses, or are otherwise beneficial to Seller, in pending or future litigation. In addition, to the extent Seller asserts the patents covered by this Agreement in pending or future litigation during the term of the license grant applicable to the patents so asserted, TLS shall provide Seller with the ability to do so without the issue of legal standing being an impediment to Seller enforcing its rights, and TLS shall cooperate with Seller to effectuate any settlement agreement entered into regarding pending or future litigation, and such cooperation may include, but not be limited to, granting a license to the patents covered by this Agreement. TLS shall cause the buyer in connection with the sale of TLS and such buyer’s Affiliates and any successors to any of the above in this paragraph to comply with TLS’s obligations under this Agreement.

Section 6.18. Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” of any Person means affiliates, companies in which such Person has a material investment but not control, and joint venture, cobranding and other business partners. For the avoidance of doubt, “Affiliate” includes, with respect to any Person, any other Person that becomes an Affiliate of such Person after the Closing Date.

(b) “Agreement” has the meaning set forth in the preamble to this Agreement:

(c) “Airlines in Negotiation” means those airlines with which, as of the Closing Date, Licensee or any of its Affiliates (excluding, for avoidance of doubt, TLS and its Subsidiaries) is engaged in any license or settlement discussions that include the Netcentives Patents. Such airlines are set forth in Exhibit C.

(d) “Business Day” or “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

(e) “Buyer” has the meaning set forth in the recitals.

(f) “Closing Date” has the meaning set forth in the recitals.

(g) “Dispute” has the meaning set forth in Section 6.6.

(h) “Exclusive Rights” has the meaning set forth in Section 1.2.

(i) “Field” means:

(i) the marketing, sale and/or distribution of any travel products and services, including airline tickets, hotel rooms, car rentals, cruises and vacation packages, directly to consumers, corporate travelers or corporate travel managers over the Internet, as an agent or other intermediary for any of such products or services; in connection with the foregoing, (1) “agent or other intermediary” includes businesses currently referred to in the travel industry as “Online Travel Agencies” (“OTAs”) and metasearch services as they relate to travel products and services, and (2) “Internet” means the Internet and any other online or other electronic marketing, sale and/or distribution channel (other than person-to-person voice telephony), now known or hereafter created or used (including any and all wireless channels); and

(ii) use in connection with, or for the benefit of, any of the businesses of the Airlines in Negotiation and any Affiliates thereof, howsoever such businesses may evolve.

(j) “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

(k) “Governmental Entity” means any United States federal or state government, or any foreign government, or any agency, bureau, board, commission, court, department, tribunal or instrumentality thereof.

(l) “Licensed Patents” means the Netcentives Patents and the Other Licensed Patents.

(m) “Licensee’s Business” means Licensee’s and its permitted sublicensees’ businesses, howsoever such businesses may change or evolve (including through organic growth, through mergers and acquisitions, or otherwise).

(n) “Membership Interest” has the meaning set forth in the recitals.

(o) “Netcentives Field” means the Field and the Travel and Real Estate Field, collectively.

(p) “Netcentives Patents” means the Patents set forth in Exhibit B.

(q) “Non-Exclusive License” has the meaning set forth in Section 1.1.

(r) “Other Licensed Patents” means all Patents owned by TLS as of immediately following the Closing, other than the Netcentives Patents, including the Patents set forth in Exhibit A.

(s) “Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

(t) “Patent” means all U.S. and foreign patents and patent applications, including divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof.

(u) “Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust, or any other entity or organization, including a Governmental Entity.

(v) “Purchase Agreement” has the meaning set forth in the recitals.

(w) “Seller” has the meaning set forth in the recitals.

(x) “Shares” has the meaning set forth in the recitals.

(y) “Subsidiary” of any Person means, on any date, any Person (i) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (ii) of which securities or other ownership interests representing more than fifty percent of the equity or more than fifty percent of the ordinary voting power or, in the case of a partnership, more than fifty percent of the general partnership interests or more than fifty percent of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person. For avoidance of doubt, “Subsidiary” does not include, with respect to a Person, any other Person that controls or is under common control with, such person.

(z) “Third Party” means Persons other than a Party or Affiliate thereof in the case of Licensee, or Subsidiary thereof in the case of TLS.

(aa) “Term” has the meaning set forth in Section 4.1.

(bb) “TLS” has the meaning set forth in the preamble to this Agreement.

(cc) “Travel and Real Estate Field” means the travel and real estate fields other than to the extent within the Field.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf on the day and year first above written.

CD INTELLECTUAL PROPERTY HOLDINGS, LLC

By:	/s/ Thomas D. Christopoul
Name:	Thomas D. Christopoul
Title:	Senior Executive Vice President Co-Chairman and Chief Executive Officer, Cendant Marketing Services Division

TRILEGIANT LOYALTY SOLUTIONS, INC.

By:	/s/ Nathaniel J. Lipman
Name:	Nathaniel J. Lipman
Title:	President & Chief Executive Officer

AFFINION GROUP HOLDINGS, INC.

By:	/s/ Nathaniel J. Lipman
Name:	Nathaniel J. Lipman
Title:	President & Chief Executive Officer

Exhibit A

Other Licensed Patents

Country and Type	Patent No./ Patent Application No.
Australia Patent	770,512
Australia Patent	758,404
U.S. Patent Application	10,420,901
U.S. Patent Application	101,349,951
U.S. Patent Application	101143,866
U.S. Patent Application	10/127,492
U.S. Provisional Patent Application	60/641,439
Canada Patent Application	2,297,787
Canada Patent Application	2,240,424
Canada Patent Application	2,381,368
PCT Application	US03/012435
EP Application	96 944 791.1
EP Application	00959 220.5
Israel Application	137357
Mexico Application	6780
Singapore Application	74514

For avoidance of doubt, any and all U.S. and foreign Patents in the same family (including parent, sibling, progeny and counterpart and equivalent Patents) as the Patents set forth above are also included in “Other Licensed Patents”.

Exhibit B

Netcentives Patents

Country and Type	Patent No./ Patent Application No.
U.S. Patent	5,774,870
U.S. Patent	6,009,412
U.S. Patent	6,578,012
U.S. Patent Application	09/854,721
U.S. Patent Application	09/668,965
U.S. Patent A location	09/167,315
U.S. Patent A location	09/637,422
U.S. Patent Application	09/637,387
U.S. Patent Application	09/932,588
U.S. Patent Application	09/717,972	[1]

For avoidance of doubt, “Netcentives Patents” includes the Patents set forth above and any and all U.S. and foreign Patents in the same family (including parent, sibling, progeny and counterpart and equivalent Patents) as the Patents set forth above.

[1]	This Patent is abandoned, but may have progeny and/or corresponding patents still alive.

Exhibit C

Airlines in Negotiation

Southwest Airlines

Delta Airlines

United Airlines